Fresh Del Monte Produce Inc.
For information, contact:
Christine Cannella
Assistant Vice President, Investor Relations
305-520-8433

FOR IMMEDIATE RELEASE

Fresh Del Monte Produce Inc. Reports First Quarter 2017 Financial Results

CORAL GABLES, FL. - May 2, 2017 - Fresh Del Monte Produce Inc. (NYSE: FDP) today reported financial results for the first quarter ended March 31, 2017. The Company reported earnings per diluted share of $0.90 for the first quarter 2017, compared with earnings per diluted share of $1.57 in the first quarter of 2016. Comparable earnings per diluted share were $0.84 in the first quarter, compared with comparable earnings per diluted share of $1.56 in the first quarter of 2016.
“We are very pleased with the progress we made in the first quarter, achieving key objectives that will enhance our diversified business platform,” said Mohammad Abu-Ghazaleh, Chairman and Chief Executive Officer. “During the quarter, we also introduced new products, added customers in our global fresh-cut business, and increased market share in our avocado product line. We faced a number of headwinds during the quarter, including a weak banana market, lower pineapple volume, and a poor Chilean season that constrained our performance. As we move forward, we remain optimistic that investing in our diverse global operations, implementing product innovations, and continuing to instill cost-savings and efficiencies in all of our businesses, will deliver long-term value to our shareholders.”
Net sales for the first quarter of 2017 were $1,032.4 million, compared with $1,018.1 million in the first quarter of 2016. The increase in net sales was primarily the result of higher net sales in the Company's other fresh produce and prepared food business segments, partially offset by lower net sales in the Company's banana business segment.
Gross profit for the first quarter of 2017 was $99.1 million, compared with $140.7 million in the first quarter of 2016. The decrease in gross profit was principally due to higher fruit costs in the Company's other fresh produce business segment, lower selling prices in the banana business segment and unfavorable exchange rates, partially offset by higher sales volume.
Operating income for the first quarter of 2017 was $53.9 million, compared with operating income of $90.5 million in the first quarter of 2016. Comparable operating income was $51.2 million in the first quarter of 2017, compared with comparable operating income of $90.1 million in the first quarter of 2016. The decrease was primarily due to lower gross profit.
Net income attributable to Fresh Del Monte Produce Inc. for the first quarter of 2017 was $46.4 million, compared with net income of $81.7 million in the first quarter of 2016. Comparable net income was $43.7 million in the first quarter of 2017, compared with comparable net income of $81.3 million in the first quarter of 2016.

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Fresh Del Monte Produce Inc.

Fresh Del Monte Produce Inc. and Subsidiaries
Condensed Consolidated Statements of Income
(U.S. dollars in millions) - (Unaudited)

	Quarter ended

Income Statement:	March 31, 2017	April 1, 2016
Net sales	$1,032.4	$1,018.1
Cost of products sold	933.3	877.4
Gross profit	99.1	140.7

Selling, general and administrative expenses	47.9	47.1
Loss (gain) on disposal of property, plant and equipment, net (2)	(0.8)	3.1
Asset impairment and other credits, net (1)	(1.9)	—
Operating income	53.9	90.5

Interest expense, net	1.3	0.8
Other expense (income), net	0.1	(2.6)

Income before income taxes	52.5	92.3

Provision for income taxes	6.9	11.1
Net income	$45.6	$81.2

Less: Net loss attributable to noncontrolling interests	0.8	0.5
Net income attributable to Fresh Del Monte Produce Inc.	$46.4	$81.7

Net income per ordinary share attributable to
Fresh Del Monte Produce Inc. - Basic	$0.91	$1.58

Net income per ordinary share attributable to
Fresh Del Monte Produce Inc. - Diluted	$0.90	$1.57

Dividends declared per ordinary share	$0.150	$0.125

Weighted average number of ordinary shares:
Basic	51,218,502	51,628,572
Diluted	51,668,110	52,036,566

Selected Income Statement Data:
Depreciation and amortization	$20.0	$19.1

Non-GAAP Measures (per share):
Reported net income - Diluted	$0.90	$1.57
Asset impairment and other credits, net (1)	(0.04)	—
Gain on sale of assets (2)	(0.02)	(0.01)
Comparable net income - Diluted	$0.84	$1.56

(1)	Asset impairment and other credits, net for the quarter ended March 31, 2017 included insurance proceeds related to previously announced flooding in Chile offset by impairment charges in Asia.

(2)
Gain on sale of assets of $0.8 million for the quarter ended March 31, 2017 primarily related to maritime equipment sales and for the quarter ended April 1, 2016 included a gain of $0.4 million primarily related to equipment sales, which is included in Loss (gain) on disposal of property, plant and equipment, net.

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Fresh Del Monte Produce Inc.

Fresh Del Monte Produce Inc. and Subsidiaries
Business Segment Data
(U.S. dollars in millions) - (Unaudited)

	Quarter ended
	March 31, 2017				April 1, 2016
Segment Data:
	Net Sales		Gross Profit		Net Sales		Gross Profit

Banana	$445.1	43%	$35.0	35%	$458.6	45%	$48.8	35%
Other Fresh Produce	506.2	49%	48.4	49%	480.9	47%	77.1	55%
Prepared Food	81.1	8%	15.7	16%	78.6	8%	14.8	10%
	$1,032.4	100%	$99.1	100%	$1,018.1	100%	$140.7	100%

	Quarter ended
Net Sales by Geographic Region:	March 31, 2017		April 1, 2016

North America	$601.4	58%	$587.5	58%
Europe	174.5	17%	173.4	17%
Middle East	122.9	12%	124.0	12%
Asia	113.2	11%	115.3	11%
Other	20.4	2%	17.9	2%
	$1,032.4	100%	$1,018.1	100%

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Fresh Del Monte Produce Inc.

Fresh Del Monte Produce Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(U.S. dollars in millions) - (Unaudited)

	March 31, 2017	December 30, 2016

Assets
Current assets:
Cash and cash equivalents	$26.0	$20.1
Trade accounts receivable, net	370.8	349.2
Other accounts receivable, net	65.5	63.0
Inventories, net	502.6	493.2
Other current assets	33.0	35.6
Total current assets	997.9	961.1

Investment in and advances to unconsolidated companies	2.0	2.0
Property, plant and equipment, net	1,288.1	1,272.0
Goodwill	261.1	260.9
Other noncurrent assets	162.5	157.3
Total assets	$2,711.6	$2,653.3

Liabilities and shareholders' equity
Current liabilities:
Accounts payable and accrued expenses	$359.7	$360.5
Current portion of long-term debt and capital lease obligations	0.5	0.6
Other current liabilities	13.7	8.0
Total current liabilities	373.9	369.1

Long-term debt and capital lease obligations	266.9	231.7
Other noncurrent liabilities	228.7	236.1
Total liabilities	869.5	836.9

Total Fresh Del Monte Produce Inc. shareholders' equity	1,818.3	1,791.8
Noncontrolling interests	23.8	24.6
Total shareholders' equity	1,842.1	1,816.4
Total liabilities and shareholders' equity	$2,711.6	$2,653.3

Selected Balance Sheet Data:
Working capital	$624.0	$592.0
Total debt	$267.4	$232.3

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Fresh Del Monte Produce Inc.

Fresh Del Monte Produce Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(U.S. dollars in millions) - (Unaudited)
	Quarter ended
	March 31, 2017	April 1, 2016
Operating activities:
Net income	$45.6	$81.2
Adjustments to reconcile net income to net cash
provided by operating activities:
Depreciation and amortization	19.9	19.0
Amortization of debt issuance costs	0.1	0.1
Asset impairment, net	0.3	—
Loss (gain) on disposal of property, plant and equipment, net	(0.8)	3.1
Foreign currency translation adjustment	1.7	1.6
Other	(1.0)	3.3
Changes in operating assets and liabilities:
Receivables, net	(23.4)	(14.8)
Inventories, net	(10.2)	(9.6)
Other current assets	1.6	4.6
Accounts payable and accrued expenses	5.2	5.5
Other noncurrent assets and liabilities	(6.0)	(1.1)
Net cash provided by operating activities	33.0	92.9

Investing activities:
Capital expenditures	(35.6)	(34.1)
Proceeds from sales of property, plant and equipment	1.1	0.4
Net cash used in investing activities	(34.5)	(33.7)

Financing activities:
Net repayments on long-term debt	34.7	22.1
Distributions to noncontrolling interests	(3.7)	—
Proceeds from stock options exercised	0.1	0.5
Dividends paid	(7.6)	(6.4)
Repurchase and retirement of ordinary shares	(17.5)	(66.4)
Net cash provided by (used in) financing activities	6.0	(50.2)

Effect of exchange rate changes on cash	1.4	1.0

Net increase in cash and cash equivalents	5.9	10.0
Cash and cash equivalents, beginning	20.1	24.9
Cash and cash equivalents, ending	$26.0	$34.9

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Fresh Del Monte Produce Inc.

First Quarter 2017 Business Segment Performance
(As reported in business segment data)

Bananas
Net sales for the first quarter of 2017 decreased to $445.1 million, compared with $458.6 million in the first quarter of 2016, due to lower net sales in all of the Company's regions. Volume was 1% higher than the prior year. Worldwide pricing decreased $0.63, or 4%, to $14.18 per unit, compared with $14.81 per unit in the first quarter of 2016. Gross profit for the first quarter of 2017 decreased to $35.0 million, compared with $48.8 million in the first quarter of 2016. Unit cost was 1% lower than the prior year period.
Other Fresh Produce
Net sales for the first quarter of 2017 increased to $506.2 million, compared with $480.9 million in the first quarter of 2016. The increase in net sales was primarily due to higher net sales in the Company's avocado and fresh-cut product lines. Gross profit for the first quarter of 2017 decreased to $48.4 million, compared with gross profit of $77.1 million in the first quarter of 2016.

Gold pineapple - Net sales decreased 11% to $110.9 million, compared with the prior year. Volume decreased 8%. Pricing was 4% lower. Unit cost was in line with the prior year period.
Fresh-cut - Net sales increased 21% to $141.4 million, compared with the prior year. Volume increased 20%. Pricing was 1% higher. Unit cost was 2% higher.
Avocados - Net sales increased 59% to $70.6 million, compared with the prior year. Volume increased 4%. Pricing increased 53%. Unit cost was 54% higher.
Non-tropical - Net sales decreased 6% to $78.0 million, compared with the prior year. Volume increased 6%. Pricing decreased 11%. Unit costs was 13% higher.

Prepared Food
Net sales for the first quarter of 2017 increased to $81.1 million, compared with $78.6 million in the first quarter of 2016, primarily driven by higher net sales in the Company's processed pineapple product lines. Gross profit for the quarter increased to $15.7 million, compared with $14.8 million in the first quarter of 2016.
Cash Flows
Net cash provided by operating activities for the first quarter of 2017 was $33.0 million, compared with $92.9 million in the same period of 2016.
Total Debt
Total debt increased from $232.3 million at the end of 2016 to $267.4 million at the end of the first quarter of 2017.

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Fresh Del Monte Produce Inc.

Non-GAAP Measures
The Company's results are determined in accordance with U.S. generally accepted accounting principles (GAAP). Some of the information presented in this press release reflects adjustments to GAAP measures such as amounts related to restructuring, asset impairment charges, gain on sales of assets and certain other special items, if any. Management believes these adjustments provide a more comparable analysis of the ongoing operating performance of the business. These adjustments result in non-GAAP financial measures and are referred to in this press release as comparable operating income, comparable net income and comparable net income per share. Because all companies do not use identical calculations, our presentation of these non-GAAP financial measures may not be comparable to similarly titled measures used by other companies.

Comparable operating income and comparable net income provide us with an understanding of the results from the primary operations of our business. We use comparable operating income and comparable net income to evaluate our period-over-period operating performance because management believes they provide more comparable measures of our continuing business as they adjust for special items that are not reflective of the normal earnings of our business. These measures may be useful to an investor in evaluating the underlying operating performance of our business because these measures:

1.	Are used by investors to measure a company's comparable operating performance;

2.	Are financial measurements that are used by lenders and other parties to evaluate creditworthiness; and

3.	Are used by our management for various purposes, including as measures of performance of our operating entities and as a basis of strategic planning and forecasting.

Conference Call and Web Cast Data
Fresh Del Monte will host a conference call and simultaneous webcast at 11:00 a.m. Eastern Time today to discuss the first quarter 2017 financial results and to review the Company’s progress and outlook. The webcast can be accessed on the Company’s Investor Relations home page at http://ir.freshdelmonte.com. The call will be available for re-broadcast on the Company’s web site approximately two hours after the conclusion of the call.

About Fresh Del Monte Produce Inc.
Fresh Del Monte is one of the world’s leading vertically integrated producers, marketers and distributors of high-quality fresh and fresh-cut fruit and vegetables, as well as a leading producer and distributor of prepared food in Europe, Africa, the Middle East and the countries formerly part of the Soviet Union. Fresh Del Monte markets its products worldwide under the Del Monte® brand, a symbol of product innovation, quality, freshness and reliability for more than 100 years.

Forward-looking Information
This press release contains certain forward-looking statements regarding the intent, beliefs or current expectations of the Company or its officers with respect to the Company’s plans and future performance. These forward-looking statements are based on information currently available to the Company and the Company assumes no obligation to update these statements. It is important to note that these forward-looking statements are not guarantees of future performance and involve risks and uncertainties. In this press release, these statements appear in a number of places and include statements regarding the intent, belief or current expectations of the Company or its officers (including statements preceded by, followed by or that include the words “believes,” “expects,” “anticipates” or similar expressions). The Company’s plans and performance may differ materially from those in the forward-looking statements as a result of various factors, including (i) the uncertain global economic environment and the timing and strength of a recovery in the markets we serve, and the extent to which adverse economic conditions continue to affect our sales volume and results, including our ability to command premium prices for certain of our principal products, or increase competitive pressures within the industry, (ii) the impact of governmental initiatives in the United States and abroad to spur economic activity, including the effects of significant government monetary or other market interventions on inflation, price controls and foreign exchange rates, (iii) the impact of governmental trade restrictions, including adverse governmental regulation that may impact our ability to access certain markets such as uncertainty surrounding the recent vote in the United Kingdom to leave the European Union (often referred as Brexit), including spillover effects to other Eurozone countries, (iv) our anticipated cash needs in light of our liquidity, (v) the continued ability of our distributors and suppliers to have access to sufficient liquidity to fund their operations, (vi) trends and other factors affecting our financial condition or results of operations from period to period, including changes in product mix or consumer demand for branded products such as ours, particularly as consumers remain price-conscious in the current economic environment; anticipated price and

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Fresh Del Monte Produce Inc.

expense levels; the impact of crop disease, severe weather conditions, such as flooding, or natural disasters, such as earthquakes, on crop quality and yields and on our ability to grow, procure or export our products; the impact of prices for petroleum-based products and packaging materials; and the availability of sufficient labor during peak growing and harvesting seasons, (vii) the impact of pricing and other actions by our competitors, particularly during periods of low consumer confidence and spending levels, (viii) the impact of foreign currency fluctuations, (ix) our plans for expansion of our business (including through acquisitions) and cost savings, (x) our ability to successfully integrate acquisitions into our operations, (xi) the impact of impairment or other charges associated with exit activities, crop or facility damage or otherwise, (xii) the timing and cost of resolution of pending and future legal and environmental proceedings or investigations, (xiii) the impact of changes in tax accounting or tax laws (or interpretations thereof), and the impact of settlements of adjustments proposed by the Internal Revenue Service or other taxing authorities in connection with our tax audits, and (xiv) the cost and other implications of changes in regulations applicable to our business, including potential legislative or regulatory initiatives in the United States or elsewhere directed at mitigating the effects of climate change. All forward-looking statements in this report are based on information available to the Company on the date hereof, and the Company assumes no obligation to update any such forward-looking statements. The Company’s plans and performance may also be affected by the factors described in Item 1A. - “Risk Factors” in Fresh Del Monte Produce Inc.’s Annual Report on Form 10-K for the year ended December 30, 2016 along with other reports that the Company has on file with the Securities and Exchange Commission.

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